Exhibit 10.17

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the "Amendment") is made and entered into effective as of February 1, 2015 (the "Effective Date"), by and between Revett Silver Company, a Montana corporation (hereinafter referred to as the "Corporation") and Kenneth S. Eickerman (hereafter referred to as “Employee”).

RECITALS:

A.     WHEREAS, the Corporation and Employee are parties to that certain employment agreement dated April 1, 2009 (the "Employment Agreement"); and 1

B.     WHEREAS, the Corporation and Employee desire to modify certain provisions of the Employment Agreement in an effort to ensure the Corporation's continued operations and enable it to take advantage of any offer the Corporation might receive to sell all or substantially all of its assets or merge or consolidate (or facilitate its parent corporation, Revett Minerals Inc., in merging or consolidating) with or into another business entity; and

C.     WHEREAS the Corporation and Employee each reasonably believe such modifications are reasonable and necessary, and unless consented to and approved as provided in this Amendment, could impede or impair the Corporation's ability to operate and thereby deprive the Employee of some or all of the economic benefits of the Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Employee covenant and agree as follows:

1.	Amendments to Employment Agreement.

1.1     Section Three -Compensation. The first sentence of Section Three of the Agreement is deleted and amended to read in its entirety as follows:

"The Corporation shall pay Employee, and Employee shall accept from the Corporation, compensation at the rate of $140,400.00 per year, prorated and payable monthly or on such other basis as the Corporation and Employee may hereafter agree in writing."

1.2     Section Three -Compensation. The last two sentences of Section Three of the Agreement are deleted and amended to read in their entirety its entirety as follows:

"Employee shall be entitled to vacation periods that are commensurate with the policies of the Corporation that are applicable to exempt employees; provided, however, that Employee shall be entitle to a minimum paid vacation of F o u r (4) weeks in each calendar year during which Employee is employed by the Corporation. If Employee fails to use all of his or her vacation days in a calendar year, such unused vacation days shall automatically deemed to have been forfeited by Employee, and the Corporation shall have no obligation to pay or otherwise compensate Employee for the same."

AMENDMENT TO EMPLOYMENT AGREEMENT- 1

1.3     Section Five-Termination. Subsection (1) of Section Five is deleted and amended to read in its entirety as follows:

"Voluntarily and without cause, subject to Sections Two and Six, upon not less than five (5) calendar days' prior written notice by the Corporation to the Employee or by the Employee to the Corporation; or"

1.4     Section Six -Severance Compensation. Subsection 4(b) of Section Six is deleted and amended to read in its entirety as follows:

"If any of the events described above constituting a Change in Control shall have occurred and such Change of Control shall have resulted in a termination of Employee's employment, or if Employee terminates his employment for Good Reason (as defined in subsection 4(c) of this Section Six), then, in either case, the Corporationel' shall pay Employee a severance benefit in an amount equal to eighteen (18) months of Employee's salary calculated immediately prior to such termination. Such severance benefit shall be paid in one lump sum within thirty (30) days of termination or at such other date that the Corporation and Employee shall agree, it being understood and agreed that, if the Corporation and Employee agree that such severance benefit shall be paid in installments, the Corporation shall have no obligation to pay Employee interest on any unpaid amount. In addition to the severance benefit, the Corporation shall continue to pay Employee any other employment-related benefits to which Employee is entitled, as if he or she continued to be an employee of the Corporation, for a period of one (1) year following termination or until such time (which in no event shall exceed one year from such termination) as Employee receives comparable benefits from a new employer. In the event Employee has existing stock options, they shall be honored in accordance with their terms. The severance and other benefits afforded Employee by this subsection shall not apply despite the occurrence of a Change in Control if Employee's employment by the Corporation is terminated because of Employee's death or Disability (as defined in subsection 3 of this Section Six) or if Employee's employment is terminated by the Corporation For Cause (as defined in Section Ten).

1.5     Arbitration. A new section (Section Thirteen) reading in its entirety is hereby added to the Agreement:

"SECTION THIRTEEN- ARBITRATION. Any dispute regarding the interpretation of this Agreement or the performance by the Corporation or Employee of their respective obligations shall be submitted to and determined by the decision of a single arbitrator, being either a retired judge or a retired attorney with a minimum of ten years of experience in negotiating and documenting employment agreements such as that contemplated by this Agreement, who shall be selected by mutual agreement of the Corporation and Employee, and shall be independent of the parties. The arbitration shall be conducted in Spokane, Washington, in accordance with the arbitration rules set forth in RCW 7.04A, and the arbitrator shall reach and render a decision in writing (which shall state the reasons for his or her decision), which shall be entirely on the basis of the substantive law governing this Agreement. To the extent practical, decisions of the arbitrator shall be rendered no more than 30 calendar days following commencement of proceedings with respect thereto. Any decision made by the arbitrator (either prior to or after the expiration of such 30 calendar day period) shall be final, binding and conclusive on the parties to this Agreement, and each party to the arbitration shall be entitled to enforce such decision to the fullest extent permitted by law and entered in any court of competent jurisdiction. The fees and expenses of the arbitrator and the reasonable fees and expenses of legal counsel and consultants of the parties shall be paid by the Corporation.

AMENDMENT TO EMPLOYMENT AGREEMENT- 2

This Amendment may be executed in one or more counterparts, all of which shall constitute a single agreement.

DATED as of the30 day of January 2015, but effective as of the Effective Date. THE CORPORATION:

AMENDMENT TO EMPLOYMENT AGREEMENT- 3